Exhibit 99.1

MICROVAST REPORTS FISCAL 2021 SECOND QUARTER RESULTS

HOUSTON, Texas – August 16, 2021 – Microvast Holdings, Inc. (NASDAQ: MVST), a technology innovator that designs, develops and manufactures lithium-ion battery solutions, today announced the consolidated financial results for Microvast, Inc. (“Microvast”), its wholly owned subsidiary, for the quarter ended June 30, 2021 (“Q2 2021”). These business results were achieved prior to the completion of the business combination with Tuscan Holdings Corp. (“Tuscan”) on July 23, 2021.

Business Results

Q2 2021 revenue was $33.4 million, an increase of 53.8% from $21.7 million for the quarter ended June 30, 2020 (“Q2 2020”). Gross loss in Q2 2021 was $6.8 million, compared to gross profit of $3.6 million in Q2 2020, and was negatively impacted by: 1) inventory write-downs for certain legacy products, 2) higher proportion of sales generated in China with lower average selling price compared to regions outside of China in the prior period, 3) a lower volume of orders placed for a specific manufacturing line as a result of the industry-wide semiconductor shortage, which resulted in a higher manufacturing cost per unit, and 4) increased raw material prices compared to Q2 2020. Net loss for Q2 2021 was $27.1 million, compared to net loss in Q2 2020 of $7.9 million.

“Microvast posted solid revenue growth in Q2 2021 and we are excited to see continued growth in demand for our products,” said Yang Wu, Microvast’s Chief Executive Officer. “The closing of our recent business combination with Tuscan provided us with more than $700 million in net proceeds to execute our business plan and capitalize on the global shift to electrification. We remain focused on implementing our capacity expansion plans, winning new customers with multi-year contract awards and hiring key talent. While we have faced unanticipated challenges during the first half of this year, including global disruptions caused by material shortages, international freight delays, rising commodity prices and the continued impact of the COVID-19 pandemic, we view these as temporary challenges. We continue to expand our core customer base of leading OEMs producing a wide range of commercial vehicles and look forward to reaching new milestones.”

“Our plans to add a total of 4 GWh of high-volume manufacturing capacity in our Clarksville, Tennessee and Huzhou, China facilities are moving forward,” said Shane Smith, Microvast’s Chief Operating Officer. “As a result of the delay in the closing of our business combination with Tuscan, we expect the new capacity to be online in early 2023. This timeline aligns with the updated production schedules and forecast requirements from our key customers as they also work to overcome industry-wide supply chain and logistics challenges. The demand for vehicle electrification and energy storage remains high as our customers and governments around the globe continue to emphasize the importance of clean energy. We are excited about our future opportunities.”

Business Outlook

Based on current business conditions, trends and other factors, Microvast is introducing a revenue guidance range for the fiscal year ending December 31, 2021 of $145.0 million to $155.0 million, which would represent year-over-year growth of 34.9% to 44.2% compared to $107.5 million for the fiscal year ended December 31, 2020.

In addition, Microvast expects capital expenditures to be approximately $170 million for the fiscal year ending December 31, 2021, compared to $18.6 million for the fiscal year ended December 31, 2020. Capital expenditures will primarily be related to expanding manufacturing capacity and research and development capabilities.

Microvast recently announced key strategic customer wins and will continue to collaborate with additional leading OEMs in the commercial vehicle sector on their electrification strategies. Microvast continues to believe its battery technologies are well positioned to see strong demand from OEMs of electric and fuel cell logistics and transport vehicles.

Explanatory Note

On July 23, 2021, Microvast completed its previously announced business combination with Tuscan and the resulting company was renamed Microvast Holdings, Inc. The business combination and related PIPE financing provided $708.4 million in net proceeds to support Microvast’s growth initiatives.

The business results presented in this press release are for Microvast, Inc., a wholly owned subsidiary of Microvast Holdings, Inc., for the quarter ended June 30, 2021 (prior to the completion of the business combination with Tuscan). The quarterly financial results for Microvast, Inc. for the period ended June 30, 2021 were filed with the Securities and Exchange Commission (the “SEC”) on Form 8-K/A on Monday, August 16, 2021. The quarterly financial results for Microvast Holdings, Inc. (formerly known as Tuscan Holdings Corp.) for the period ended June 30, 2021 were filed with the SEC on Form 10-Q on August 16, 2021.

About Microvast

Microvast, Inc. is a technology innovator that designs, develops and manufactures lithium-ion battery solutions. Microvast is renowned for its cutting-edge cell technology and its vertical integration capabilities which extend from core battery chemistry (cathode, anode, electrolyte, and separator) to battery packs. By integrating the process from raw material to system assembly, Microvast has developed a family of products covering a breadth of market applications. Microvast was founded in 2006 and is headquartered in Houston, Texas. More information can be found on the corporate website: www.microvast.com.

MICROVAST, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2021	2020	2021
Revenues	$21,698	$33,372	$28,647	$48,310
Cost of revenues	(18,144)	(40,146)	(23,875)	(56,321)
Gross profit	3,554	(6,774)	4,772	(8,011)

Operating expenses:
General and administrative expenses	(3,760)	(6,178)	(7,949)	(10,752)
Research and development expenses	(4,242)	(5,895)	(7,960)	(9,681)
Selling and marketing expenses	(2,686)	(3,706)	(6,008)	(6,862)
Total operating expenses	(10,688)	(15,779)	(21,917)	(27,295)
Subsidy income	650	213	841	2,131
Loss from operations	(6,484)	(22,340)	(16,304)	(33,175)

Other income and expenses:
Interest income	125	111	436	207
Interest expense	(1,357)	(1,537)	(2,837)	(3,383)
Loss on changes in fair value of convertible notes	-	(3,243)	-	(6,843)
Other expense, net	(4)	49	(5)	44
Loss before provision for income taxes	(7,720)	(26,960)	(18,710)	(43,150)
Income tax expense	(137)	(109)	(275)	(218)
Net loss	$(7,857)	$(27,069)	$(18,985)	$(43,368)

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “guidance,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding Microvast’s industry and market sizes, future opportunities for Microvast and the combined company and Microvast’s estimated future results. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) a delay or failure to realize the expected benefits from the business combination; (2) the impact of the ongoing COVID-19 pandemic; (3) changes in the highly competitive market in which Microvast competes, including with respect to its competitive landscape, technology evolution or regulatory changes; (4) changes in the markets that Microvast targets; (5) risk that Microvast may not be able to execute its growth strategies or achieve profitability; (6) the risk that Microvast is unable to secure or protect its intellectual property; (7) the risk that Microvast’s customers or third-party suppliers are unable to meet their obligations fully or in a timely manner; (8) the risk that Microvast’s customers will adjust, cancel, or suspend their orders for Microvast’s products; (9) the risk that Microvast will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (10) the risk of product liability or regulatory lawsuits or proceedings relating to Microvast’s products or services; (11) the risk that Microvast may not be able to develop and maintain effective internal controls; (12) the outcome of any legal proceedings that may be instituted against Microvast or any of its directors or officers; and (13) risks of operations in the People’s Republic of China.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about Microvast or the date of such information in the case of information from persons other than Microvast, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding Microvast’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Investor Relations Contact

Sarah Alexander

IR@microvast.com

(346) 309-2562

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